Exhibit 99
News Release

Contact:	Layne Christensen Company Jerry W. Fanska Sr. Vice President Finance 913-677-6858 www.laynechristensen.com
TUESDAY, DECEMBER 5, 2006
LAYNE CHRISTENSEN REPORTS THIRD QUARTER FISCAL 2007 EARNINGS
•	Net earnings set quarterly record, revenues up 63.7% to $186 million, compared to $114 million in the prior year, and earnings per share up 61.3% to $0.50 per share, compared to $0.31 per share in the prior year.
•	Revenues and operating earnings from the water and wastewater infrastructure division increased 76.0% and 29.6%, respectively, from the prior year, driven mainly by the Reynolds acquisition and continued expansion into water treatment markets.
•	Mineral exploration division revenues and operating earnings up 29.2% and 130.8% from the prior year.
•	Energy division revenues and operating earnings up 82.5% and 133.6% from the prior year.
•	“Other” segment revenues and operating earnings of $2.7 million and $0.8 million, respectively, resulted primarily from a single non-recurring contract with an international oil exploration company.

Financial Data	Three Months			Nine Months
			%			%
(in 000’s, except per share data)	10/31/06	10/31/05	Change	10/31/06	10/31/05	Change

Segment Revenues
—Water & wastewater infrastructure	$136,586	$77,596	76.0	$387,607	$210,542	84.1
—Mineral exploration	39,749	30,764	29.2	111,615	94,433	18.2
—Energy	6,814	3,733	82.5	17,803	7,836	127.2
—Other	2,675	1,433	86.7	12,662	3,475	264.4

Total revenues	$185,824	$113,526	63.7	$529,687	$316,286	67.5

Gross profit	50,322	30,069	67.4	138,100	83,960	64.5
Net income	7,762	4,286	81.1	19,596	11,565	69.4
Dilutive EPS	$0.50	$0.31	61.3	$1.27	$0.86	47.7
Weighted average dilutive shares outstanding	15,524	13,931		15,472	13,503

“Overall, a very impressive third quarter especially since our second quarter was also very strong. Minerals and energy more than doubled prior year quarterly operating results as we continue to benefit from strong demand for gold and base metals as well as the increased gas production from Layne Energy. Looking forward to the fourth quarter we anticipate the normal year-end seasonal slowdown in both mineral exploration and infrastructure, buffered somewhat by production from our Cherokee Basin unconventional gas properties.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Tuesday, December 5, 2006 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the third quarter ended October 31, 2006 of $7,762,000, or $0.50 per diluted share, compared to net income of $4,286,000, or $0.31 per diluted share last year.
Revenues for the three months ended October 31, 2006 increased $72,298,000, or 63.7%, to $185,824,000 while revenues for the nine months ended October 31, 2006 increased $213,401,000, or 67.5%, to $529,687,000 from the same periods last year. Revenues were up across all divisions with the main increase in the water and wastewater infrastructure division, primarily resulting from the acquisition of Reynolds, Inc. (“Reynolds”) that closed on September 28, 2005. A further discussion of results of operations by division is presented below.
Gross profit as a percentage of revenues was 27.1% and 26.1% for the three and nine months ended October 31, 2006 compared to 26.5% for the same periods last year. The increase in the gross profit percentage for the three months was primarily the result of improved margins in the mineral exploration division due to improved pricing and efficiency and the energy division due to the increased production of unconventional gas, offset by reduced margins in the water and wastewater infrastructure division arising from the change in product mix with the acquisition of Reynolds. The decrease in gross profit percentage for the nine months was primarily due to the impact of the Reynolds product mix.
Selling, general and administrative expenses were $26,724,000 and $75,324,000 for the three and nine months ended October 31, 2006, compared to $16,834,000 and $49,196,000 for the same periods last year. The increases for the three and nine months ended October 31, 2006, respectively, were primarily the result of $3,604,000 and $11,324,000 in expenses added from the Reynolds acquisition and from various other categories, including increases in compensation expense of $540,000 and $1,661,000 associated with stock options under SFAS 123R “Share-Based Payments,” additional incentive compensation expense of $2,980,000 and $5,320,000 from increased profitability and wage and benefit increases of $796,000 and $2,730,000.
Depreciation, depletion and amortization was $8,673,000 and $23,139,000 for the three and nine months ended October 31, 2006, compared to $5,094,000 and $13,122,000 for the same periods last year. The increases for the three and nine months ended October 31, 2006, respectively, were primarily the result of increased depreciation and amortization of $1,736,000 and $5,503,000 associated with the Reynolds acquisition and increased depletion expense of $846,000 and $2,033,000 resulting from the increase in production of unconventional gas from the Company’s energy operations.
Equity in earnings of affiliates was $1,388,000 and $2,892,000 for the three and nine months ended October 31, 2006, compared to $972,000 to $3,244,000, for the same periods last year. The increase for the three months reflects increased earnings of $514,000 from foreign affiliates in mineral exploration. The decrease for the nine months reflects decreased earnings of $406,000 from a non-recurring domestic joint venture in the water and wastewater infrastructure division in the prior year.
Interest expense was $2,551,000 and $7,180,000 for the three and nine months ended October 31, 2006, compared to $1,577,000 and $3,653,000 for same periods last year. The increases were primarily a result of increases in the Company’s average borrowings for the periods in conjunction with the financing of the Reynolds acquisition.
Other, net earnings were $452,000 and $1,299,000 for the three and nine months ended October 31, 2006, compared to $471,000 and $1,004,000 for the same periods last year. The amounts were primarily due to gains on sales of non-strategic assets.
Income tax expense was recorded at an effective tax rate of 45.4% and 46.5% for the three and nine months ended October 31, 2006 compared to an effective rate of 46.4% and 47.8% for the same periods last year. The improvement in the effective rates was primarily attributable to an increase in pre-tax earnings, especially in international operations. The effective rates in excess of the statutory federal rate for the periods were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues	$136,586	$77,596	$387,607	$210,542
Income from continuing operations before income taxes	10,015	7,725	27,423	20,415
At the beginning of the first quarter, the Company established the water and wastewater infrastructure division. The division is a combination of the Company’s legacy water businesses, its geoconstruction division and the Reynolds company.
Water and wastewater infrastructure revenues increased 76.0% to $136,586,000 and 84.1% to $387,607,000 for the three and nine months ended October 31, 2006, compared to $77,596,000 and $210,542,000 for the same periods last year. The increases in revenues were primarily attributable to increases of $42,106,000 and $147,371,000 from the Company’s acquisition of Reynolds and additional revenues of $5,368,000 and $13,650,000 from the Company’s continued expansion into water treatment markets for the three and nine months ended October 31, 2006.
Income from continuing operations for the water and wastewater infrastructure division increased 29.6% to $10,015,000 for the three months ended October 31, 2006, and 34.3% to $27,423,000 for the nine months ended October 31, 2006, compared to $7,725,000 and $20,415,000 for the same periods last year. The increases in income from continuing operations for the three and nine months ended October 31, 2006 were primarily attributable to increases of $1,846,000 and $7,235,000 from the Reynolds acquisition and an increase from earnings of the Company’s water treatment initiatives of $343,000 and $1,888,000, partially offset for the nine months by reduced operating earnings of $2,705,000 as a result of a slowdown in the geoconstruction operations.
Mineral Exploration Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues	$39,749	$30,764	$111,615	$94,433
Income from continuing operations before income taxes	7,789	3,375	19,963	13,057
Mineral exploration revenues increased 29.2% to $39,749,000 and 18.2% to $111,615,000 for the three and nine months ended October 31, 2006, compared to revenues of $30,764,000 and $94,433,000 for the same periods last year. The increases for the periods were primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division increased 130.8% to $7,789,000 and 52.9% to $19,963,000 for the three and nine months ended October 31, 2006, compared to $3,375,000 and $13,057,000 for the same periods last year. The improved earnings in the division were primarily attributable to the impact of increased exploration activity in most of the Company’s markets. The improved earnings were partially offset by an increase in accrued incentive compensation of $516,000 and $1,199,000 for the three and nine months ended October 31, 2006, due to higher profitability in the current year.
Energy Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues	$6,814	$3,733	$17,803	$7,836
Income from continuing operations before income taxes	2,362	1,011	6,340	1,431
Energy division revenues increased $3,081,000, or 82.5%, to $6,814,000 and $9,967,000, or 127.2%, to $17,803,000 for the three and nine months ended October 31, 2006, compared to revenues of $3,733,000 and $7,836,000 for the same periods last year. The increase in revenues was primarily attributable to increased production from the Company’s unconventional gas properties.
Income from continuing operations increased $1,351,000, or 133.6%, to $2,362,000 and $4,909,000, or 343.0%, to $6,340,000 for the three and nine months ended October 31, 2006, compared to $1,011,000 and $1,431,000 for the same periods last year. The increases in income from continuing operations were due to the increase in revenues noted above.
Other
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues	$2,675	$1,433	$12,662	$3,475
Income from continuing operations before income taxes	829	230	3,550	426
The increases in revenues and income from continuing operations in both the three and nine month periods ended October 31, 2006 as compared to the prior year were primarily due to a non-recurring contract to provide equipment and supplies to an international oil exploration company. Revenues of $8,798,000 were recognized during the nine months ended October 31, 2006, primarily in the second quarter, as the equipment and supplies were delivered and accepted.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $4,230,000 and $13,448,000 for the three and nine months ended October 31, 2006, compared to $2,757,000 and $9,439,000 for the same periods last year. The increases for the three and nine months ended October 31, 2006 were primarily due to the recognition of compensation expense under SFAS No. 123R (revised December 2004), “Share Based Payments” of $540,000 and $1,661,000, increases in wage and benefit costs of $260,000 and $708,000 and increases in consulting services of $184,000 and $612,000.
Summary of Operating Segment Reconciliation Data
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Revenues
Water and wastewater infrastructure	$136,586	$77,596	$387,607	$210,542
Mineral exploration	39,749	30,764	111,615	94,433
Energy	6,814	3,733	17,803	7,836
Other	2,675	1,433	12,662	3,475

Total revenues	$185,824	$113,526	$529,687	$316,286

Equity in earnings of affiliates
Mineral exploration	$1,388	$874	$2,892	$2,838
Water and wastewater infrastructure	—	98	—	406

Total equity in earnings of affiliates	$1,388	$972	$2,892	$3,244

Income from continuing operations before income taxes and minority interest
Water and wastewater infrastructure	$10,015	$7,725	$27,423	$20,415
Mineral exploration	7,789	3,375	19,963	13,057
Energy	2,362	1,011	6,340	1,431
Other	829	230	3,550	426
Unallocated corporate expenses	(4,230)	(2,757)	(13,448)	(9,439)
Interest	(2,551)	(1,577)	(7,180)	(3,653)

Total income from continuing operations before income taxes and minority interest	$14,214	$8,007	$36,648	$22,237

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenues	$185,824	$113,526	$529,687	$316,286
Cost of revenues (exclusive of depreciation shown below)	135,502	83,457	391,587	232,326

Gross profit	50,322	30,069	138,100	83,960
Selling, general and administrative expenses	26,724	16,834	75,324	49,196
Depreciation, depletion and amortization	8,673	5,094	23,139	13,122
Other income (expense):
Equity in earnings of affiliates	1,388	972	2,892	3,244
Interest	(2,551)	(1,577)	(7,180)	(3,653)
Other, net	452	471	1,299	1,004

Income from continuing operations before income taxes and minority interest	14,214	8,007	36,648	22,237
Income tax expense	6,452	3,716	17,052	10,618
Minority interest	—	(10)	—	(50)

Net income from continuing operations before discontinued operations	7,762	4,281	19,596	11,569
Loss from discontinued operations, net of income tax	—	5	—	(4)

Net income	$7,762	$4,286	$19,596	$11,565

Basic income per share:
Net income from continuing operations	$0.51	$0.31	$1.28	$0.89
Loss from discontinued operations, net of income taxes	—	—	—	—

Income per share	$0.51	$0.31	$1.28	$0.89

Diluted income per share:
Net income from continuing operations	$0.50	$0.31	$1.27	$0.86
Loss from discontinued operations, net of income taxes	—	—	—	—

Net income per share	$0.50	$0.31	$1.27	$0.86

Weighted average shares outstanding	15,334,000	13,697,000	15,282,000	12,988,000
Dilutive stock options	190,000	234,000	190,000	515,000

	15,524,000	13,931,000	15,472,000	13,503,000

	As of
	October 31,	January 31,
	2006	2006
Balance Sheet Data:
Working capital, excluding debt	$63,267	$69,996
Total assets	507,590	449,335
Total debt	131,000	128,900
Total stockholders’ equity	196,308	171,626
Common shares issued and outstanding	15,390,242	15,233,472